UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2003

Quality Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18145	75-2273221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 South Third Street Columbus, OH	43207-2402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 228-0185

N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

On September 23, 2003 the Company completed a financing agreement with a group of private investors (“the lending group”) including the Company’s Chairman and CEO, Richard Drexler.  The Company issued a sixty-month term note payable in the amount of $250,000 principal at 9.00% annual interest.  The agreement includes a clause permitting early repayment without penalty at any time.  The note is unsecured.  The proceeds from the note were used to pay off the Company’s outstanding debt with Mr. Dennis Mellman, in the discounted amount of $270,000.  The Company will recognize a gain of approximately $30,000 in the quarter ending September 30, 2003, representing the difference between the prediscount amount of $300,000 owed to Mr. Mellman and the discounted amount of $270,000.  The Company has no further liabilities to Mr. Mellman.  Beginning October 31, 2003, the Company will issue monthly interest-only payments of $1,875.00.  Principal payments of $6,944.45 plus accrued interest are due beginning October 31, 2005, with the final payment due on September 30, 2008.  The interest rate of 9% is identical to the rate due under the Mellman note.

On November 17, 2003, the Company completed a financing agreement with a group of private investors (“the lending group”) including the Company’s Chairman and CEO, Richard Drexler, and the Company’s Operations Manager, Dan Drexler.  The Company issued a five-year term note payable in the amount of $200,000 principal at 8.50% annual interest.  The agreement includes a clause permitting early repayment without penalty at any time.  The proceeds from the note will be used to acquire a Mazak M-5 Turning Center machine that is vital to the Company’s manufacturing operations.  The Company granted a security interest to the lending group in the machine.  Beginning December 31, 2003, the Company will issue monthly principal repayments of $2,000.00 plus accrued interest, with the final balloon payment of $80,000 plus accrued interest due on December 31, 2008.  Prior to entering into the agreement, the Company communicated with numerous commercial lenders, but none were willing to provide an offer to the Company on terms as favorable as those offered by the lending group.

Item 7.  Financial Statements and Exhibits.

(c)                        Exhibits

Exhibit Number	Description of Document

4.1	$250,000 Unsecured Promissory Note dated September 23, 2003, by and among the Company and Richard A. Drexler Trust, Eleanor Metnick, RD&J Corporation, and the Dale S. Drexler Living Trust.

4.2	Guarantee dated September 23, 2003.

4.3	$200,000 Secured Promissory Note dated November 17, 2003, by and among the Company and Richard A. Drexler Trust, Dan L. Drexler, Jason I. Drexler, and the Dale S. Drexler Living Trust.

4.4	Security Agreement dated November 17, 2003.

4.5	Guarantee dated November 17, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quality Products, Inc.
Registrant

Date:  November 18, 2003

By:

/s/ Richard A. Drexler

Richard A. Drexler

Chief Executive Officer